SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                             (Amendment No. 1) (1)

                                EMUSIC.Com, Inc.

                             ---------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         -----------------------------
                         (Title of Class of Securities)


                                   292476108

                                 --------------
                                 (CUSIP Number)


                          Deborah O'Neal-Johnson, Esq.
                                Legal/Compliance
                                  INVESCO, INC.
                          1315 Peachtree Street, N.E.
                                   Suite 500
                            Atlanta, Georgia 330309
                                  404-892-0896

               -------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                 September 24, 1999
              ------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                              (Page 1 of  11 Pages)

CUSIP No.                              13D                  Page 2  of 11  Pages

292476108

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     INVESCO Private Capital, Inc.
     13-3725888
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     00

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         3,333,400

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         3,333,400

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,333,400 (See Item 2)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.853%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                              13D                   Page 3 of 11  Pages

292476108

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Chancellor Private Capital Partners III L.P.
     13-3928734
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     00

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,333,400 (See Item 5, Note 2)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.853%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                              13D                   Page  4 of 11 Pages

292476108

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citiventure 96 Partnership L.P.
     98-0169169
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     00

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,333,400 (See Item 5, Note 3)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.853%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                              13D                   Page  5 of 11 Pages

292476108

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Chancellor Private Capital Offshore Partners II, L.P.
     98-0169351
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     00

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,333,400 (See Item 5, Note 4)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.853%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                              13D                   Page 6 of  11 Pages

292476108

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Chancellor Private Capital Offshore Partners I, C.V.
     98-0171486
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     00

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,333,400 (See Item 5, Note 5)

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.853%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                              13D                   Page 7 of 11  Pages

292476108

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     CitiVenture III Private Participation Limited
     Foreign entity - not applicable
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     00

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Jersey Channel Island

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,333,400 (See Item 5, Note 6

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.853%


________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                              13D                   Page 8 of 11  Pages
    292476108

________________________________________________________________________________
Item 1.  Security and Issuer.

         This Statement on Schedule 13D relates to shares of Common Stock, $.01 par value per share (the "Securities") of GoodNoise Corporation, a Florida corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 719 Colorado Avenue, Palo Alto, California 94303. The IPC Clients (as defined below) are the legal owners of Series B Preferred Stock into the Securities.

________________________________________________________________________________
Item 2.  Identity and Background.

The following information is given with respect to each Reporting Person which is a corporation, general partnership or limited partnership:


(a) - (c) This statement is being filed by INVESCO Private Capital, Inc. ("IPC") whose principal executive offices are located at 1166 Avenue of the Americas, New York, NY 10036. IPC is an investment adviser registered with the U.S. Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940, as amended. Several clients of IPC (the "IPC Clients") are the legal owners of the securities covered by this Schedule 13D. Pursuant to investment management contracts with each of the IPC Clients, IPC has sole investment discretion and voting authority with respect to such securities.

Except as expressly  stated  herein,  each of the Reporting  Persons filing this
Schedule 13D disclaim beneficial ownership of the securities of the Issuer owned by any other shareholder or any other person.


ADDITIONAL ITEM 2 INFORMATION REGARDING EACH ENTITY NAMED ABOVE

         None of the Reporting Persons has been convicted in any criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors).

         None of the Reporting Persons has during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject of a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.


________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

     All shares beneficially owned by each of the Reporting Persons were previously acquired and have been paid for in full.

________________________________________________________________________________
Item 4.  Purpose of Transaction.

     The purpose of the transaction is to provide the issuer with funds for working capital and general corporate purposes.

CUSIP No.                              13D                   Page 9 of 11  Pages
    292476108

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

        The following table sets forth the number of shares beneficially owned by each of the Reporting Persons as of March 24, 1999

                                                       NUMBER OF
                                                        SHARES
STOCKHOLDER                                             OWNED            NATURE OF OWNERSHIP
- ---------------------------------------------------  -------------    ---------------------------
INVESCO Private Capital, Inc.                        3,333,400<F1><F7> Sole voting and disposition power
INVESCO Private Capital, Inc.                                0         Shared voting and disposition power
Chancellor Private Capital Partners III L.P.<F2>             0         Sole voting and disposition power
Chancellor Private Capital Partners III L.P.                 0         Shared voting and disposition power
Citiventure 96 Partnership L.P.<F3>                          0         Sole voting and disposition power
Citiventure 96 Partnership L.P.                              0         Shared voting and disposition power
Chancellor Private Capital Offshore Partners II, L.P<F4>     0         Sole voting and disposition power
Chancellor Private Capital Offshore Partners II, L.P         0         Shared voting and disposition power
Chancellor Private Capital Offshore Partners I, C.V.<F5>     0         Sole voting and disposition power
Chancellor Private Capital Offshore Partners I, C.V.         0         Shared voting and disposition power
Citiventure III Private Participation Limited <F6>           0         Sole voting and disposition power
Citiventure III Private Participation Limited                0         Shared voting and disposition power

<F1>See Item 2.

<F2>Beneficial owner of 3,333,400 shares as a result of group membership and legal owner of 379,000 shares.

<F3>Beneficial owner of 3,333,400 shares as a result of group membership and legal owner of 1,627,100 shares.

<F4>Beneficial owner of 3,333,400 shares as result of group membership and legal owner of 624,000 shares.

<F5>Beneficial owner of 3,333,400 shares as a result of group membership and legal owner of 58,300 shares.

<F6>Beneficial owner of 3,333,400 shares as a result of group membership and legal owner of 645,000 shares.

<F7>INVESCO Private Capital, Inc. disclaims legal and beneficial ownership to all such shares.


________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         There are no contracts, arrangements, understandings or relationships among the Reporting Persons except as referred to or described in this Statement on Schedule 13D.

_______________________________________________________________________________

CUSIP No.                              13D                   Page 10 of 11 Pages
    292476108

________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.


     None


________________________________________________________________________________

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November _____, 1999

INVESCO PRIVATE CAPITAL, INC.
By:   /s/ Alessandro Piol
     ----------------------
       Name:  Alessandro Piol
       Title: Managing Director


CHANCELLOR PRIVATE CAPITAL PARTNERS III, L.P.

By:  CPCP Associates, L.P., its General Partner

     By:  INVESCO Private Capital Inc., its General Partner

     By:    /s/ Alessandro Piol
            --------------------
            Name:  Alessandro Piol
            Title: Managing Director



CITIVENTURE 96 PARTNERSHIP, L.P.

By: Chancellor Citiventure "96 Partners, L.P., its General Partner
       By:  INVESCO Private Capital Inc., its General Partner

      By:    /s/ Alessandro Piol
            --------------------
            Name:  Alessandro Piol
            Title: Managing Director


CHANCELLOR PRIVATE CAPITAL OFFSHORE PARTNERS II, L.P.

By:  CPCO Associates, L.P., its General Partner

          By: INVESCO Private Capital Inc., its General Partner

      By:    /s/ Alessandro Piol
            --------------------
            Name:  Alessandro Piol
            Title: Managing Director


CHANCELLOR PRIVATE CAPITAL OFFSHORE PARTNERS I, C.V.

By:  Chancellor KME IV Partners, L.P., its General Partner

          By:  INVESCO Private Capital Inc., its General Partner

      By:    /s/ Alessandro Piol
            --------------------
            Name:  Alessandro Piol
            Title: Managing Director


Hank & Co., for the account

CITIVENTURE III Private Participation Limited

          By:    /s/ John A. Gianni
                 --------------------
                 Name:  John A. Gianni, AO
                 Title:  Financial Partner


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).